Exhibit 10.6
AMENDED AND RESTATED SEPARATION PAY AGREEMENT
     This Amended and Restated Separation Pay Agreement (the “Agreement”) by and between Lodgian, Inc. (“Company”), and James McGrath (“You” or “Your”) (collectively, the “Parties”), is entered into and effective as of the 29th of March, 2007 (the “Effective Date”).1
     WHEREAS, You will continue to be employed by the Company;
     WHEREAS, the Company and You agreed to certain post-termination payment obligations following a Change In Control pursuant to the Separation Pay Agreement between You and the Company dated September 9, 2006 (the “Prior Agreement”); and
     WHEREAS, the Company and You have agreed to modify the terms and conditions of such payment obligations as set forth below.
     NOW, THEREFORE, in consideration of Company’s agreement to continue to employ You and in further consideration of the mutual agreements set forth herein, it is agreed:
1. Termination of Prior Agreement. The Parties hereby terminate the Prior Agreement effective on the Effective Date. The Parties acknowledge and agree that the termination of the Prior Agreement does not and shall not result in the vesting, acceleration, or triggering of any employment benefit in Your favor, including, but not limited to, any post-termination payment obligation or any separation payment or benefit, or any other right which You may have as a shareholder, officer, or employee, or under any agreement or understanding between You and the Company, including, but not limited to, the Prior Agreement.
2. At-will Employment. This Agreement does not create a contract of employment. Your employment with the Company is and remains at all times an at-will relationship. This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without Cause or with or without notice. This Agreement does not alter the at-will employment relationship.
3. Post-Termination Payment Obligations.
(a)	If Your employment terminates for any of the reasons set forth in sub-section 6(c) below, then the Company shall pay You all accrued but unpaid wages, based on Your then current Base Salary, through the termination date. The Company shall have no other obligations to You, including under any provision of this Agreement, Company policy, or otherwise; provided, however, You shall continue to be bound by (a) the restrictive covenants set forth in Section 7 below, and (b) all other post-termination obligations to which You are subject.

(b)	If Your employment terminates for any of the reasons set forth in sub-sections 6(a), 6(b), 6(d) or 6(e) below, and Section 4 below does not apply, then the Company will pay You all accrued but unpaid Base Salary through the termination date. In addition, upon Your “separation from service” (within the meaning of Internal Revenue Code (“Code”) § 409A(a)(2)(A)(i)), the

[1]	Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section of Exhibit A. Exhibit A is incorporated by reference and is included in the definition of “Agreement.”

Company shall: (i) pay You (or Your estate if applicable), within thirty (30) days of Your termination date, a lump sum payment equal to fifty percent (50%) of Your then current annual Base Salary; (ii) reimburse Your and Your eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for a period of six (6) months; (iii) pay You (or Your estate if applicable), within thirty (30) days of Your termination date, a lump sum payment of Thirty Seven Thousand Five Hundred One Dollars and Fifty Cents ($37,501.50); and (iv) notwithstanding anything to the contrary in any applicable documents evidencing a grant of an award under the Lodgian, Inc. 2002 Stock Incentive Plan or any similar plan, accelerate the vesting of any such awards granted to You by the Company (the “Award(s)”) so that any such Award(s) comprised of options to purchase Company stock shall be immediately exercisable in full, or so that all vesting restrictions upon any such Award(s) comprised of restricted stock shall lapse (collectively, the payments and benefits set forth in the preceding sub-clauses (i) – (iv) to be referred to as the “Separation Benefits”). The Company shall have no other obligations to You, including under this Agreement, any Company policy, or otherwise. The Separation Benefits shall constitute full satisfaction of the Company’s obligations under this Agreement, the Lodgian, Inc. Executive Incentive Plan (the “Incentive Plan”), any Company policy, or otherwise. The Company’s obligation to provide the Separation Benefits shall be subject to Section 5 below and conditioned upon Your satisfaction of the following conditions (the “Separation Benefits Conditions”):
(i)	Execution and non-revocation of a Separation & Release Agreement in a form prepared by the Company, which includes, but is not limited to, Your releasing the Company from any and all liability and claims of any kind; and

(ii)	Your compliance with (a) the restrictive covenants set forth in Section 7 below, and (b) all other post-termination obligations to which You are subject.
If You do not execute an effective Separation & Release Agreement as set forth above, the Company shall have no obligation to provide the Separation Benefits to You under this sub-section. The Company’s obligation to provide the Separation Benefits set forth above shall terminate immediately upon any breach by You of any post-termination obligations to which You are subject.
4. Post Change In Control Payment Obligations.
(a)	Change In Control Separation Benefits. If, within sixty (60) days before or three hundred sixty five (365) days after a Change in Control, this Agreement terminates for the reasons set forth in Sections 6(d) or 6(e) below, then the Company will pay You all accrued but unpaid Base Salary through the termination date. In addition, upon Your “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)), the Company shall: (i) pay You a lump sum payment equal to Your then current annual Base Salary, to be paid within thirty (30) days after the date of termination; (ii) pay You a lump sum payment of Seventy Five Thousand Three Dollars ($75,003.00) to be paid within thirty (30) days after the date of termination; (iii) reimburse Your and Your eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for a period of twelve (12) months; and (iv) notwithstanding anything to the contrary in any applicable documents evidencing a grant of an award under the Lodgian, Inc. 2002 Stock Incentive Plan or any similar plan, accelerate the vesting of any such awards granted to You by the Company (the “Award(s)”) so that any such Award(s) comprised of options to purchase Company stock shall be immediately exercisable in full, or so that all vesting restrictions upon any such Award(s) comprised of restricted stock shall lapse (collectively, the payments and benefits set forth in the preceding sub-clauses (i) — (iv) to be referred to as the “Change In Control Separation Benefits”). Your right to receive the Change In Control Separation Benefits shall be subject to Section 5 below and the Separation Benefits Conditions set forth in Section 3(b) above. The Change In Control Separation Benefits to be provided under this Section 4 shall constitute full satisfaction of the Company’s obligations under this Agreement, the Incentive Plan, any Company policy, or otherwise.
(b)	Change In Control Completion Bonus. In the event of the closing of any transaction constituting a Change In Control, provided (1) such closing occurs on or before December 31, 2008, and (2) You are employed within sixty (60) days before or on the date of such closing, then the Company shall (i) pay You a lump sum payment equal to twenty-five percent (25%) of Your then current annual Base Salary; (ii) pay You a lump sum payment Eighteen Thousand Seven Hundred Fifty Dollars and Seventy Five Cents ($18,750.75), and (ii) grant You Twenty Seven Thousand Two Hundred (27,200) restricted shares of Common Stock subject to the terms and conditions of the Employee Restricted Stock Agreement attached as Exhibit B (sub-sections (i) through (iii) collectively, the “Completion Bonus”). Notwithstanding anything to the contrary set forth in the Incentive Plan or this Agreement, the Completion Bonus, if any, shall fully satisfy the Company’s payment obligations under the Incentive Plan for the calendar year in which the closing occurs. The Company shall pay You the Completion Bonus within thirty (30) days following the closing of the Change In Control; provided, however, the Company’s obligation to provide the Completion Bonus shall be subject to Section 5 below and conditioned upon Your execution and non-revocation of a Release Agreement in a form prepared by the Company, which includes, but is not limited to, Your releasing the Company from any and all liability and claims of any kind.
5. Delay In Payments To Comply With Code § 409A. Notwithstanding any provision of this Agreement to the contrary, if You are a “specified employee” within the meaning of Code §409A(a)(2)(B)(i), then any payment that is required to be made under Section 3 or Section 4 above within the first six (6) months following Your “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)) shall be paid on the date that is the first business day of the seventh (7th) month after the date of Your “separation from service” and shall be paid in a single lump sum payment, provided that You satisfy the Separation Benefits Conditions. The provisions of this Section are intended to require a delay in a payment under Section 3 or Section 4 above only to the extent that such a delay is required in order for such payment to comply with Code § 409A(a)(2)(B)(i), and shall not otherwise apply. In addition, immediately prior to Your “separation from service” (within the meaning of Code §409A(a)(2)(A)(i), the Company shall (i) establish an irrevocable grantor trust (the “Trust”) that shall have terms designed to be consistent with those allowed under the model trust set forth in IRS Revenue Procedure 92-64 and that shall have an independent financial institution as trustee, (ii) contribute to the Trust the amount of each payment delayed for six (6) months under this Section as of the date such payment would otherwise be required to be paid absent the provisions of this Section applying to delay such payment, and (iii) provide the trustee of the Trust with a written direction to (A) hold said amount in a segregated account for Your benefit and (B) pay from such segregated account all payments delayed under this Section (with earnings thereon) to You on the first business day of the seventh (7th) month after the date of Your “separation from service.” Trust assets shall be invested in the highest-yielding available money market account of the trustee (or, if the trustee does not have such an account, then the highest-yielding available money market account of Bank of America), and earnings on amounts contributed to the Trust for purposes of the preceding sentence shall be determined based on such chosen investment. All expenses of the trustee shall be paid by the Company and not from the Trust’s assets. The provisions of this Section shall not be required if You so agree in writing. Upon the trustee’s final payment of the entire corpus of the Trust in a single lump sum, the Trust shall terminate.

6. Termination of Employment. As an at-will employee, Your employment may be terminated at any time for any or no reason, including, but not limited to:
(a)	Your death;

(b)	Your disability which renders You unable to perform the essential functions of Your job with or without reasonable accommodation;

(c)	For Cause. For Cause shall mean a termination by the Company because of any one of the following events:
(i)	Your willful refusal to follow the lawful direction of the CEO and/or the person to whom You report or Your material failure to perform Your duties (other than by reason of Disability, as defined in sub-paragraph 6(b) above), in either case, only after You have been given written notice by the CEO and/or the person to whom You report detailing the directives You have refused to follow or the duties You have failed to perform and at least 30 days to cure;

(ii)	Your material and willful failure to comply with Company policies, only after You have been given written notice by the CEO and/or the person to whom You report detailing the policies with which You have failed to comply and at least 30 days to cure;

(iii)	Your actively seeking a position with another business, applying for such position, and being likely to accept such a position without the Company’s written consent;

(iv)	Your engaging in any of the following conduct:
(1)	an act of fraud or dishonesty that materially harms the Company or its affiliates,

(2)	a felony or any violation of any federal or state securities law or Your being enjoined from violating any federal or state securities law or being determined to have violated any such law;

(3)	gross negligence in connection with any property or activity of the Company and/or its subsidiaries, affiliates or successors;

(4)	repeated and intemperate use of alcohol or illegal drugs after written notice from the CEO and/or the person to whom You report;

(5)	material breach of any of Your obligations under any agreement between You and the Company (other than by reason of physical or mental illness or injury), but only after You have been given written notice of the breach by the CEO and/or the person to whom You report and at least thirty (30) days to cure;

(6)	becoming barred or prohibited by the SEC from holding Your position with the Company.

(v)	Your resignation from the Company without Good Reason;
(d)	Your resignation from the Company for Good Reason.
(e)	Without Cause. Without Cause means any termination of employment by Company which is not defined in sub-paragraphs 6(a) – 6(d) above.
7. Restrictive Covenants. You acknowledge and agree that: (a) Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees, customers, and prospective customers of the Company; (b) the Trade Secrets and Confidential Information, and the relationship between the Company and each of its Employees, Customers, and Prospective Customers, are valuable assets of the Company and may not be used for any purpose other than the Company’s business; and (c) the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living after Your employment with the Company ends.
(a)	Trade Secrets and Confidential Information. You represent and warrant that: (i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing the duties contemplated by this Agreement or otherwise complying with this Agreement, and (ii) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.
You agree that You will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (ii) during Your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Your resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s written consent.
The obligations under this sub-section shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period. The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.
(b)	Non-Disclosure of Customer or Prospective Customer Information. During the Restricted Period, You shall not, except as authorized by the Company, divulge or make accessible to any person or entity (i) the names of Customers or Prospective Customers, or (ii) any information contained in a Customer’s or Prospective Customer’s account.
(c)	Non-Solicitation of Customers. During the Restricted Period, You shall not, directly or indirectly, solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this sub-section apply only to Customers with whom You had Contact during the term of Your employment. Nothing in this sub-section shall be construed to prohibit You from soliciting any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business: (i) which You never sold or provided while employed by the Company; (ii) to a Customer that explicitly severed its business relationship with the Company unless You, directly or indirectly, caused or encouraged the Customer to sever the relationship; or (iii) which products or services the Company no longer offers.
(d)	Non-Solicitation of Prospective Customers. During the Restricted Period, You shall not, directly or indirectly, solicit any Prospective Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this sub-section apply only to Prospective Customers with whom You had Contact during the last year of Your employment with the Company (or during Your employment if employed less than a year). Nothing in this sub-section shall be construed to prohibit You from soliciting any Prospective Customer of the Company for the purpose of selling or providing any products or services competitive with the Business which the Company no longer offers.
(e)	Non-Recruit of Employees. During the Restricted Period, You shall not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business. The restrictions set forth in this sub-section shall apply only to Employees (a) with whom You had Material Interaction, or (b) You, directly or indirectly, supervised.
(f)	Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee or independent contractor.
(g)	Injunctive Relief. You agree that if You breach any portion of this Section 7: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, You shall waive and shall not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
(h)	Independent Enforcement. The covenants set forth in this Section 7 shall be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in this Section 7. The Company shall not be barred from enforcing the restrictive covenants set forth in this Section 7 by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.
8. Release. You release and discharge the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment, claims arising out of or relating to the Prior Agreement or the termination of the Prior Agreement, claims arising by virtue of Your status as a shareholder of Company, claims for breach of contract, tort, negligent hiring, negligent training, negligent supervision, negligent retention, employment discrimination, retaliation, or harassment, claims arising out of or relating to equity or other ownership interest in Company, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, commissions, attorneys’ fees, or any other compensation.
9. Entire Agreement. This Agreement, including Exhibit A and Exhibit B which are incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements, or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than the terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.
10. Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.
11. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
12. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
13. Amendments. As a condition of employment and a material term under this Agreement, You agree that, at any time during Your employment, You shall sign an amendment to this Agreement which would modify the Restrictive Covenants in Section 7 of this Agreement (the “Amendment”) based on changes to Your duties or changes in the law regarding restrictive covenants. You agree that You shall not be entitled to any additional consideration to execute the Amendment. You agree that Your refusal to sign any such Amendment shall constitute a material breach of this Agreement. This Agreement may not otherwise be amended or modified except in writing signed by both Parties.
     The Parties further understand and acknowledge that modifications to this Agreement may be appropriate after final regulations are issued under Code § 409A. The Parties agree to negotiate in good faith regarding any such modifications that may be required in order to comply with Code § 409A and avoid additional and accelerated taxation to You pursuant to Code § 409A.
14. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns.
15. Consent to Jurisdiction and Venue. You agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Lodgian, Inc.		James McGrath

By:	/s/ Edward J. Rohling	/s/ James McGrath

Name:	Edward J. Rohling

Title:	President & CEO

EXHIBIT A
DEFINITIONS
A.	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b -2 promulgated under the Securities Exchange Act of 1934, as amended.

B.	“Base Salary” means the wages the Company pays You on an annual basis, exclusive of all benefits, bonuses, equity, commissions, or any other incentive-based compensation.

C.	“Beneficial Owner” shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

D.	“Business” means the business of owning and operating hotels including, but not limited to, full-service hotels which have food and beverage operations and meeting spaces.

E.	“Change in Control” means:
(i)	when any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates (collectively, an “Acquiring Person”), shall become the Beneficial Owner of 40 percent or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company,

(ii)	when, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Board”), and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute a majority of the Board,

(iii)	the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent of such surviving entity) at least a majority of the Combined Voting Power of the Company, such surviving entity, or the Parent of such surviving entity outstanding immediately after such merger or consolidation;

(iv)	the consummation of a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale of all or substantially all of the Company’s assets to a transferee, the majority of whose voting securities are held by the Company; or

(v)	when the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction or series of transactions to an entity that is not owned, directly or indirectly, by the Company’s common stock shareholders in substantially the same proportions as the owners of the Company’s common stock before such transaction or series of transactions.
F.	“Combined Voting Power” means the combined voting power of the Company’s or other relevant entity’s then outstanding voting securities.
G.	“Common Stock “ means the Common Stock, par value $.01 per share, of the Company.
H.	“Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients, licensors, suppliers, customers, or any third party, including, but not limited to, customer lists compiled by the Company, and customer information compiled by the Company, and (vi) information concerning the Company’s or a third party’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.
I.	“Contact” means any interaction between You and a Customer or Prospective Customer which takes place in an effort to perform services on behalf of the Company or to establish, maintain, and/or further a business relationship on behalf of the Company.
J.	“Customer” means any person or entity to whom the Company has sold its products or services..
K.	“Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, or (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year).
L.	“Good Reason” shall exist if (i) the Company, without Your written consent, (A) takes any action which results in the material reduction of Your then current duties or responsibilities, (B) reduces Your then-current Base Salary, (C) reduces the benefits to which You are entitled on the Effective Date, unless a similar reduction is made for other executive employees, (D) commits a material breach of this Agreement, or (E) requires You to relocate more than fifty (50) miles from the location where you provide services to the Company as of the Effective Date; (ii) You provide written notice to the Company of such action and provide the Company with thirty (30) days to remedy such action (the “Cure Period”), (iii) the Company fails to remedy such action within the Cure Period, and (iv) You resign within ten (10) days of the expiration of the Cure Period. Good Reason shall not include any isolated, insubstantial or inadvertent action that (i) is not taken in bad faith, and (ii) is remedied by the Company within the Cure Period.

M.	“Material Interaction” means any interaction between You and an Employee which relates or related, directly or indirectly, to the performance of Your duties for the Company.
N.	“Parent” means any corporation which is a “parent corporation” within the meaning of Section 424(e) of the Internal Revenue Code of 1986, as amended, with respect to the relevant entity.
O.	“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.
P.	“Prospective Customer” means any person or entity to whom the Company has solicited to sell its products or services.
Q.	“Restricted Period” means the time period during Your employment with the Company, and for one (1) year after Your employment with the Company ends.
R.	“Subsidiary” means any corporation which is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended, with respect to the Company.
S.	“Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.